Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

Caution: Read Carefully
This Is A Release In Full

THIS SEPARATION AGREEMENT AND RELEASE (“Agreement”) is voluntarily entered into by and between Bradley C. Houlberg (hereinafter “Houlberg”) and CTI Group (Holdings), Inc. (hereinafter “Company”).

WHEREAS, Houlberg’s employment with Company will cease effective October 13, 2005; and

WHEREAS, Houlberg and Company have now successfully entered into negotiations which have resulted in a settlement of any and all claims Houlberg may have against Company and/or the other persons or entities released herein, known and unknown, in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual understandings and covenants and the release contained herein, Houlberg and Company hereby voluntarily agree as follows:

1. In consideration of the releases and all of the promises and representations made by Houlberg in this Agreement, Company will pay to Houlberg a separation payment in the sum of One Hundred Fourteen Thousand Dollars and No Cents ($114,000.00), less all ordinary deductions for local, state and federal taxes, including FICA or otherwise, which are required by law to be withheld. It is understood and agreed that the foregoing separation payment which will be made to Houlberg by Company pursuant to this paragraph is consideration provided to him in addition to anything of value to which he is already entitled. Company will also pay Houlberg for any accrued but unused 2005 vacation and any outstanding and reimbursable business expenses. Houlberg’s group health insurance coverage will end as of October 31, 2005, after which time he will have an opportunity to continue such coverage at his expense pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”).

2. In consideration of Company’s agreement to the payment of the separation amount set forth in paragraph 1 above, Houlberg (for himself and his personal representatives, heirs and assigns) RELEASES AND FOREVER DISCHARGES Company and its predecessors, successors, parent company, subsidiaries, affiliates, related companies, principals and insurers (and their current or former officers, directors, employees, agents, shareholders, successors and assigns), and any and all employee benefit plans (and any fiduciary of such plans) sponsored by any of them, and all other persons, firms or corporations who might be claimed to be liable by Houlberg, from any and all claims (including, but not limited to, claims for attorneys’ fees), demands, losses, damages, injuries (whether personal, emotional or other), agreements, actions, promises or causes of action (known or unknown) which he now has or may later discover or which may hereafter exist against them, or any of them, in connection with or arising directly or indirectly out of or in any way related to any and all matters, transactions, events or other things occurring prior to the effective date hereof, including all those arising out of or in connection with his employment with Company or arising out of any events, facts or circumstances which either preceded, flowed from or followed the cessation of his employment, or which occurred during the course of Houlberg’s employment with Company or incidental thereto, or arising out of any other matter or claim of any kind whatsoever and whether pursuant to common law, statute, ordinance, regulation or otherwise and including claims of fraud or misrepresentation in the making, negotiation or execution of this Agreement. Claims or actions released herein include, but are not limited to, those based on allegations of wrongful discharge and/or breach of contract (including, but not limited to, Houlberg’s Chief Executive Employment Agreement); those arising under the National Labor Relations Act, the Family and Medical Leave Act, the Fair Labor Standards Act or the Worker Adjustment and Retraining Notification Act; those alleging discrimination on the basis of race, color, sex, religion, national origin, age, disability or handicap under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Rehabilitation Act of 1973, the Equal Pay Act of 1963, the Americans with Disabilities Act of 1990, the Civil Rights Acts of 1866 and 1991, the Indiana Civil Rights Law (all as amended) or any other federal, state or local law, ordinance, rule or regulation; and those arising under the Employee Retirement Income Security Act of 1974, as amended (except for qualified retirement or other benefit plans from which Houlberg is entitled to receive future benefits). Houlberg agrees and understands that any claims he may have under any legal theory or under the aforementioned statutes or any other federal, state or local law, ordinance, rule or regulation are effectively waived by this Agreement. No rights or claims arising under the ADEA after the execution of this Agreement are waived hereby.

3. Houlberg agrees to take any action necessary to carry out the purpose and intent of this Agreement. Houlberg further agrees that he will be solely and individually responsible for compensating any attorney(s) for the services they have rendered to or for him in connection with this Agreement or any other matters whatsoever. The separation amount that will be paid to Houlberg pursuant to paragraph l of this Agreement shall be paid by Company within ten (10) business days after this Agreement becomes effective.

4. In further consideration of Company’s agreement to the payment of the separation amount set forth in paragraph 1 above, and subject to paragraph 13 of this Agreement, Houlberg agrees that he (i) will never assert a legal or equitable action in any state or federal court against Company, or any of the other persons or entities released herein, with respect to the matters herein resolved and settled; and (ii) will never again apply for employment and hereby waives all future rights to consideration for employment with Company and any of its subsidiaries, affiliates, parent companies or other related entities. Houlberg further agrees that, except as provided in paragraph 13 of this Agreement, if he hereafter institutes an action against any of the released entities or persons concerning any of the claims he has released in this Agreement, he will repay to Company the separation amount described in paragraph 1 above, with legal interest, and will pay the persons or entities for all costs and expenses, including attorneys’ fees, incurred by them in defending against such claims.

5. Houlberg acknowledges that he has participated in confidential legal strategy discussions with counsel for Company regarding litigation strategy, enforcement tactics, priorities and strategy and other issues relating to Centillion’s intellectual property and that said discussions are highly confidential, proprietary in nature, protected by the attorney/client, work-product and other applicable privileges, and shall not be disclosed in any form. Houlberg agrees that any disclosure of such information would cause severe and irreparable harm to Centillion and Company and would entitle Company to damages from Houlberg constituting the entire separation amount being paid to Houlberg upon and after his separation.

6. Houlberg agrees that neither he nor any attorney, agent or representative of his will discuss or in any fashion disclose to any person (except Houlberg’s spouse and tax advisor) any of the terms of this Agreement or the circumstances surrounding its making, unless required to do so by law. Houlberg also agrees that, except as provided in paragraph 13 of this Agreement, in the event that he or any attorney, agent or representative of his discloses any information to anyone in breach or violation of this paragraph, he will repay to Company, with legal interest, the separation amount paid by it pursuant to paragraph 1 of this Agreement.

7. Houlberg represents and warrants that in the making, negotiation and execution of this Agreement, he is not relying upon any representation, statement or assertion of fact or opinion made by any agent, attorney, employee or representative of the persons, parties or corporations being released herein, and he hereby waives any right to rely upon all prior agreements and/or oral representations made by any agent, attorney, employee or representative of such persons, parties or corporations even though made for the purpose of inducing him to enter into this Agreement.

8. It is understood and agreed that Company has denied and continues to deny that it is liable to Houlberg on any theory, and that nothing in this Agreement, including, but not limited to, the payment of the separation amount set forth in paragraph 1 hereof by Company, constitutes an admission by Company of any fact, damage or liability to Houlberg on any theory. It is expressly understood and agreed that this Agreement was entered into by the parties solely to avoid the burden and expense of litigation.

9. The parties stipulate and agree that all clauses and provisions of this Agreement are distinct and severable, and Houlberg understands, and it is his intent, that in the event this Agreement is ever held to be invalid or unenforceable (in whole or in part) as to any particular type of claim or as to any particular circumstances, it shall remain fully valid and enforceable as to all other claims and circumstances. As to any actions or claims that would not be released because of the invalidity or unenforceability of this Agreement, Houlberg understands and agrees that, except as provided in paragraph 13 of this Agreement, if he asserts or brings any such actions or claims against Company he must repay to Company the separation amount paid to him pursuant to paragraph 1 above, with legal interest, and that the return to Company of the separation amount paid to him pursuant to paragraph 1 above, with legal interest, is a prerequisite to asserting or bringing any such actions or claims.

10. This Agreement contains the entire agreement of the parties and supersedes all previous negotiations, whether written or oral. This Agreement may be changed only by an instrument in writing signed by the party against whom the change, waiver, modification, extension or discharge is sought. Houlberg understands and agrees that notwithstanding anything in this Agreement, he is and will continue to be bound by the covenants, restrictions and obligations imposed on him by his Chief Executive Employment Agreement, specifically including Sections 7 (Confidential Information), 8 (Inventions and Ideas; Ownership of Work Product) and 9 (Non-Competition) thereof.

11. This Agreement shall inure to the benefit of, may be enforced by, and shall be binding on the parties and their heirs, executors, administrators, personal representatives, assigns and successors in interest.

12. In the event of any dispute about this Agreement, the laws of the State of Indiana shall govern the validity, performance, enforcement, and all other aspects of this Agreement.

13. Notwithstanding any other provision of this Agreement, Houlberg and Company agree that Houlberg has the right to file a charge alleging a violation of the ADEA with any administrative agency or challenge the validity of his waiver and release of any claim he might have under the ADEA without either (i) repaying to Company the separation amount paid by it pursuant to paragraph 1 of this Agreement, or (ii) paying to Company any other monetary amounts (such as attorneys’ fees and/or damages) unless the recovery of any such amounts by Company is otherwise authorized by law.

14. Houlberg represents that he has read this Agreement; fully understands each and every provision of this Agreement; and has voluntarily, on his own accord, executed this Agreement. Houlberg acknowledges that in entering into this Agreement in return for Company’s separation payment set forth in paragraph 1 above, he is giving up possible future administrative, equitable and/or legal claims. HOULBERG ALSO ACKNOWLEDGES THAT HE HAS BEEN ADVISED BY COMPANY TO CONSULT AN ATTORNEY BEFORE HE EXECUTES THIS AGREEMENT.

15. The parties hereby acknowledge and agree that Houlberg has 21 calendar days in which to consider this Agreement and that this Agreement may be revoked by Houlberg as it relates to potential claims that could be brought or filed under the ADEA within 7 calendar days after he executes it. The parties also acknowledge and agree that this Agreement shall not be effective or enforceable until the 7 calendar-day revocation period has expired and this Agreement has been executed by both parties.

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the dates set forth below.

/s/Bradley C. Houlberg
Bradley C. Houlberg

10/17/05
Date

Company
By:/s/John Birbeck,CEO

10/20/05
Date

INDY 1607199v.1